April 2017 Performance Update

Frontier Funds Supplement Dated April 30, 2017 to Prospectus Dated April 29, 2016. Frontier Funds Class 3

F R O N T I E R F U N D S ' G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

	March performance for the Frontier Funds is detailed below:*

Frontier Funds Class 3	April 30, 2017	April 30, 2017	NAV / Unit

	MTD	YTD

Frontier Diversified Fund-3	0.97%	3.92%	$ 128.10
Frontier Long/Short Commodity Fund-3a	-4.48%	0.38%	$ 107.89
Frontier Masters Fund-3	-0.36%	0.39%	$ 120.35

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund's Appendix to the Prospectus.

* The above table sets forth the actual performance of the Fund and Class as of April 30, 2017. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF FRONTIER FUNDS
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS